                                                                    EXHIBIT 10.9

                          Memorandum of Understanding
                                    between
                  International Manufacturing Services, Inc.
                                      and
                             Alteon Networks, Inc.


IMS shall perform turnkey manufacturing for Alteon in accordance with purchase order requirements and releases to be issued by Alteon. This turnkey manufacturing shall involve the following activities to the extent required in order to accomplish the desired result.

Program Managagement: IMS shall establish a Program Manager to manage and coordinate the IMS activities required in support of the Alteon program. The IMS Program Manager shall be responsible to assure that all IMS resources required to satisfy the Alteon program requirements are applied in a timely and efficient manner.

Engineering: IMS shall utilize its Engineering staff in support of this project to assure that the Alteon product is produced in a cost effective manner. These IMS engineering resources shall be applied to, but not limited to product and testing tool design, as well as manufacturability and testability review and recommendations to Alteon. The IMS engineering staff shall assist the Alteon engineers during the introductory phase of the new products brought to IMS during the period of this MOU to assure a smooth transition from design to production.

Materials Management: In accordance with the requirements of this MOU, IMS shall be responsible for, but not limited to, the following material management activities: purchasing, expediting, inventory control, kitting and periodic cycle counting. When necessary, Alteon will identify preferred or sole sources for components required for Alteon products.

Alteon shall be financially responsible for all Excess and Obsolete material accumulated as a result of engineering changes in the product order, cancellations, reschedules and/or product cancellations. IMS will use its best efforts to return for credit, or use elsewhere, any excess or obsolete material.

Assembly: IMS shall be responsible for all assembly activities related to Alteon products covered by this MOU. IMS shall determine the most efficient and cost effective method for accomplishing this activity depending upon the product to be assembled in accordance with Alteon design and manufacturing documentation. All assembly workmanship will be done according to IPC 610B, Class II standards.

Testing: Alteon and IMS will jointly determine the methods for testing Alteon products built by IMS. IMS shall test all Alteon products built under this agreement to the extent specified in the purchase orders released by Alteon. This testing will include in-circuit testing, functional testing and system testing where appropriate. The results of all testing performed by IMS shall be recorded and provided to Alteon as required.

                                       1.

Warranty: All products assembled by IMS shall be covered by a 1 year warranty on workmanship and 90 day warranty on material. The warranty period will commence on the date of first shipping to Alteon. Defective product will be returned by Alteon to the IMS point of manufacturer at Alteon's expense using the IMS RMA procedures.

Quality Assurance: IMS shall maintain and apply accepted Quality Assurance practices throughout the entire manufacturing process from incoming inspection to final inspection, packing and shipping. ISO 9002 Quality Systems and BABT requirements shall apply. This QA process shall include a corrective action process to identify root cause of any non-conformance which may occur during the manufacture of Alteon products. Alteon reserves the right to participate in the review and disposition of non-conforming Alteon product at any state of IMS production. IMS quality assurance records relating to the production of Alteon products shall be available to Alteon for review upon request.

Packing and Shipping: IMS shall prepare the finished Alteon products for shipment in order to assure arrival at the designated destination in an undamaged condition. Shipping destination will be designated by Alteon in the purchase order. Alteon products shall be shipped FOB, the IMS facility in Thailand.

Payment Terms: All Alteon payments for products shall be in United States dollars and free of any offset or claims. Alteon is responsible for all taxes, duties and freight. Payment terms are Net Thirty (30) days from date of invoice.


Agreed to:                                      Agreed to:

IMS
International Manufacturing Services, Inc.      Alteon Networks, Inc.

/s/ Anthony Pham                                /s/ Joe Booker
---------------------------                     -----------------------------
Anthony Pham                                    Joe Booker
Senior Vice President                           Vice President, Operations

Date: 6-30-98                                   Date: 6-30-98
     ---------                                       ----------
                                       2.